Conference Call Transcript

LRN — Q2 2010 K12 INC Earnings Conference Call

Event Date/Time: Feb. 05. 2010 / 8:30AM ET

CORPORATE PARTICIPANTS

Keith Haas

K12 Inc. — SVP — Finance & Investor Relations

Ron Packard

K12 Inc. — CEO

CONFERENCE CALL PARTICIPANTS

Amy Junker

Robert W. Baird & Co., Inc. — Analyst

Ariel Sokol

Wedbush Morgan Securities, Inc. — Analyst

Suzi Stein

Morgan Stanley — Analyst

Kelly Flynn

Credit Suisse — Analyst

Sara Gubins

Bank of America/Merrill Lynch — Analyst

Jeff Silber

BMO Capital Markets — Analyst

Klaus Von Stutterheim

Deutsche Bank — Analyst

Peter Heise

RedChip Research — Analyst

James Maher

ThinkEquity LLC — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the Second Quarter 2010 K12 Earnings Conference Call. My name is Tawanda, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be conducting a question and answer session towards the end of today’s conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to Mr. Keith Haas, Senior Vice President, Finance and Investor Relations. You may proceed, sir.

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Thank you. Good morning, and welcome to the K12 second quarter fiscal year 2010 earnings conference call. Before we begin, the Company would like to remind you that statements made during this conference call and that are not historical facts may be considered forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied.

In addition, this conference call contains time-sensitive information that reflects management’s best analysis only as of the date of this live call. K12 does not undertake any obligation to publicly update or revise any forward-looking statements. For further information concerning issues that can materially affect financial performance related to forward-looking statements, please refer to K12’s Form 10-Q and 10-K filings with the SEC. These filings can be found on the Investor Relations section of our website, www.k12.com.

In addition to disclosing results in accordance with generally accepted accounting principles in the U.S. or GAAP, we will discuss certain information that is considered non-GAAP financial information. A reconciliation of this non-GAAP financial information to the most closely comparable GAAP information was included in our earnings release, and is also posted on our website.

This call is open to the public and is being webcast simultaneously on our website. The call will be available for replay there for 60 days. With me on today’s call is Ron Packard, Founder and Chief Executive Officer. Following our prepared remarks, we will answer any questions you may have. I will now turn the call over to Ron.

Ron Packard - K12 Inc. — CEO

Good morning, and welcome to K12’s second quarter fiscal year 2010 earnings call. We are pleased to report to our shareholders that we have achieved record financial results for the quarter. Beyond these results, there are also many other positive developments in our business. The current environment presents many opportunities for K12, as we are encouraged by the policy initiatives in Washington that promote charter schools and innovation in education. These initiatives should augment K12’s growth.

As many of you know, K12 has exerted a great deal of effort over the past 18 months to optimize our cost structure and increase productivity. These efforts have allowed us to continue to invest in our core virtual school business at an increasing rate, to seize new opportunities to expand our other lines of business, and to explore adjacent markets in which we can leverage our strengths. We are grateful for the hard work, sacrifices, dedication, and creativity that K12’s employees and teachers have demonstrated during this period to achieve those goals.

The improved efficiency and cost savings implemented last year resulted in a record quarter. Operating income increased to $14.3 million, an increase of 138% over the same quarter last year. EBITDA increased to $20.4 million, an increase of 93% over the same quarter last year. This is the first quarter in which our EBITDA has exceeded $20 million. Net income for the quarter also doubled compared to the same quarter last year. We realized these results despite funding cuts made in several states and we will continue to optimize our cost structure so that we can adjust as well as is possible to any future state education budget reductions.

These record earnings were achieved while we continued to significantly invest in our curriculum, systems, and services. In this quarter, we completed the development of a new remedial reading program, as well as our new math curriculum. We are planning for these products to be fully rolled out in the fall of 2010. We believe both are significantly ahead of any products that are currently in the market, and should produce superior academic results. K12 is also pursuing some exciting new education initiatives, such as e-book development and delivery, virtual labs, and mobile applications. This will further enhance the learning experience for students, while making the instruction more ubiquitous and effective.

The business development cycle is just beginning for the coming year, and it is too early to comment on any new state expansion;.however, the environment for expansion appears to be as favorable as it looked at this time last year.

For example, in Michigan, legislation was recently signed into law that provides for an increase in the number of charter schools and the adoption of innovative new education models, specifically including virtual charter schools. It is encouraging to see Michigan embrace this form of education, which will greatly benefit the children in that state.

Sweeping reforms are occurring in other states as well. Louisiana and Iowa removed their caps on charter schools, Illinois authorized an additional 60 charter schools and an existing moratorium in Delaware was allowed to lapse. States are clearly opening their doors to technology-based education and with our proprietary curriculum and operating experience in 25 states already, we believe we are poised to provide these states with the solutions they are seeking.

As I reported during our last call, all of the litigation surrounding the Agora Cyber Charter School in Pennsylvania was settled and a new Agora Board approved by the Pennsylvania Department of Education was installed. The new Agora Board has since submitted a charter renewal application, which includes a five-year service agreement with K12. We are hopeful that the charter will be renewed this spring.

Our search for a new Chief Financial Officer is taking a little longer than we anticipated, but should be concluded in the near future. K12 is deep into the process with several candidates. In the interim, our Finance Department continues to run quite smoothly thanks to the excellent work of our Finance team.

K12 is concentrating on developing new businesses, especially internationally where we continue to see strong growth in the K12 International Academy. We are also happy to announce the recent release of our newest adult foreign language courses from Powerspeak for the library market. As part of our partnership with Gale Publishing, we have developed introductory courses in Spanish, French, Chinese, German, and ESL to be released later this month. These courses are specifically designed for library patrons to effectively self-study a foreign language using the proven Powerspeak methodology. The courses will be distributed by Gale as part of their subscription services to public libraries throughout the U.S. and abroad.

In addition to our investments in organic growth, we are more active in seeking acquisitions where opportunities exist to leverage K12’s market position and core competencies. We have been disciplined buyers to date, and are unwilling to overpay. While we continue to maintain this buying discipline, we are seeing some promising opportunities that we are seriously pursuing.

One of the benefits of virtual education is that it is a means to provide children with the opportunity to continue their education when they are unable to attend their regular brick and mortar school. In light of the recent devastation in Haiti, we are proud to be able to help some of these children continue their education. In partnership with the Union School in Haiti, K12 is offering our online courses and remote teacher support to students who will gather in a temporary facility to complete their academic year. We anticipate that virtual education will play an important part in disaster preparedness and pandemic preparedness in many geographic areas.

Finally, at the end of this quarter we will celebrate a significant milestone in our Company’s history, our 10th anniversary. We have accomplished a great deal in our first decade, and look forward to the next. I wish to thank all of the investors who have supported us during this decade and acknowledge all of the public officials who have championed educational innovation that has provided a K12 education to now more than 150,000 children.

I am also grateful to all of the employees of K12 whose hard work has made K12 what it is today. We have been fortunate to attract talented people with a passion for helping children. This talent and passion has driven K12 forward the past 10 years, and continues to drive it today. In fact, I have never been more excited about K12’s future than I am now. At K12, we remain as committed to delivering a world-class education to every child, regardless of geographic or economic circumstances, as we were 10 years ago.

Let me now turn the call over to Keith Haas to walk you through the first quarter financial highlights in more detail.

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Thanks, Ron. I will review our performance for the second quarter versus the prior year and I will also provide some color on our full-year outlook.

Our revenues for the second quarter were $93.2 million, an increase of 20% over the second quarter of last year. This was primarily driven by a 22.3% increase in enrollments.

Operating income for the quarter was $14.3 million, an increase of 138% over last year. Operating margins increased to 15.3%, representing a gross increase of 7.6 percentage points versus the second quarter of last year.

The increases in operating income and margin were due to several factors.

First, instructional costs and services expenses for the second quarter were $51.6 million versus $50.3 million in the prior year. Instructional costs and services expenses as a percentage of revenues declined to 55.4% for the second quarter, as compared to 64.8% for the same period in the prior year.

We reduced materials fulfillment expenses significantly for the second quarter versus the prior year. This school year, as we had mentioned on our November call, our student shipments were essentially completed by the time our schools opened in September, whereas last school year some of these expenses extended into the second quarter. In addition, our new fulfillment partner is better able to process returned school materials. This enabled us to capture more of that benefit in the second quarter of this year. In contrast, last year a large amount of materials returns were not processed until after the second quarter ended.

We are also seeing the benefit of the productivity improvements and cost control initiatives we implemented last year and that is resulting in our school expenses in this quarter growing slower when compared to revenue and enrollment.

Partially offsetting these factors in instructional costs, we experienced increased amortization expense as we placed additional proprietary courses and systems in service to further enhance our offering.

Selling, administrative, and other operating expenses for the quarter were $24.9 million versus $18.9 million in the prior year, an increase of 31.8%. Selling, administrative, and other operating expenses as a percentage of revenues increased to 26.7% for the second quarter as compared to 24.4% for the same period in the prior year. This increase was primarily due to increased personnel costs, including incentive and stock compensation expenses, as well as growth in demand generating expenses such as student recruiting. We continue to invest for growth in our core and adjacent businesses.

Finally, product development expenses for the second quarter were $2.4 million, flat in dollar terms compared to last year. As a percentage of revenues, product development expenses declined to 2.6% for the second quarter as compared to 3.1% for the same period in the prior year, as our development teams were able to maintain the high utilization of resources on curriculum and systems projects.

Our income tax provision for the quarter benefited from tax credits for research and development activities in the current and prior periods. These tax credits resulted in a savings of $1.5 million, including $200,000.00 for credits earned during the current fiscal year. The R&D Tax Credits Program expired in December of 2009 and it is uncertain whether the program will be renewed.

We finished the quarter with $48 million in cash, and generated cash flow from operations, including the collection of all amounts past due from our customer, the Agora Cyber Charter School, dating back to fiscal year 2009.

Now, I’d like to turn to our outlook for the current fiscal year.

We are maintaining our 2010 fiscal year outlook on revenue of $380 million to $390 million, operating income of $27 million to $31 million, and EBITDA of $56 million to $60 million.

With year-to-date revenues of $199.5 million and operating income of $27 million, I’d like to provide some color commentary on the reasons for maintaining our guidance, despite our results this quarter.

First, our year-to-date results include the benefit of reduced fulfillment costs. We do not expect our third quarter this year to have as large of a year-over-year favorable comparison for materials expenses that we experienced in the second quarter. In addition, due to the acceleration of returns processed during the first half of the year, there may be less favorable comparisons in the second half of the year.

Next, the revenue mix in the second half of the year will include an increase in restricted grant funds. Unlike general education funding, these restricted funds can only be used to supplement our basic offering at the schools we manage. Therefore, these revenues will be accompanied by an equal increase in instructional costs and overall decreased margin as compared to the first half of the year.

Finally, our fourth quarter is an active selling and marketing period for the upcoming school year, resulting in seasonal increases and related expenses. We believe we have substantial opportunities for growth, and will invest heavily to set the stage for a successful fiscal 2011.

In total for fiscal year 2010, we expect instructional costs and services expenses as a percentage of revenues to decline slightly as compared to the prior year. In addition, we expect selling, administrative, and other operating expenses to increase slightly as a percentage of revenues for the fiscal year as compared to the prior year.

Finally, in terms of cash flow, we believe we are well-positioned to generate free cash flow so our cash balance at the end of this fiscal year will exceed where we began the year. With that, I’ll turn it back to Ron.

Ron Packard - K12 Inc. — CEO

Now we’ll take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). And your first question comes from the line of Amy Junker with Robert W. Baird. Please proceed.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

Good morning. Thanks so much. If I could just ask a follow-up, Keith, on the guidance, so just so I understand you said that gross margin, it sounds like, is going to be essentially flat. And so we should see pretty severe decreases in gross margin in the back half. Are those going to be pretty equally split out between third and fourth quarter? Or do you think one quarter would get hit more than the other? And kind of the same question with selling, administrative, and other.

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Okay. Yes, I think in terms of the rate for the full year, Amy, we expect instructional costs as a percentage of revenue to be a little bit better than last year. And so on the quarters, certainly the fourth quarter is usually a little bit worse than the third quarter. So that’s the profile we’d expect for the third and fourth quarter for this upcoming year. And in terms of selling and administrative expenses, that would probably exhibit a similar pattern where our fourth quarter is our biggest marketing quarter in the fiscal year. And so we expect to increase those expenses sequentially.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

Great. And then, Ron, one for you. You mentioned the political environment being a positive. Can you talk at all if you’ve seen any traction with states, and you don’t have to necessarily be specific, but states that have applied for Race to the Top funds that are not states that you’re currently in now? You mentioned Michigan as being an example, but any others that you’re seeing specifically the Race to the Top funds starting to help you out?

Ron Packard - K12 Inc. — CEO

Yes. There are several others, Amy. And I think it can’t be overemphasized that there is just a very good climate. And I think we’re seeing a real bipartisan effort to create more educational options and to take advantage of technology and other things that can help kids. And I think we’re — so that whole momentum coming in from Washington is going into many of the states.

And you look at what’s happening with the charter school laws, as I mentioned, in places like Iowa and Delaware, I mean, this — when you liberate education and create more options, it creates opportunities for K12, not only for what we do with virtual schools but also for what we do in the classroom.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

And then are — do Obama and Duncan, are they distinguishing at all between for-profit versus not-for-profit? Or do they seem not to care?

Ron Packard - K12 Inc. — CEO

I have not seen that distinction by either one of those two individuals. And I think it should be noted that our hybrid school in Chicago was — you know, we worked very closely with now Secretary Duncan then Superintendent of Chicago Schools to open that school. So my experience with Secretary Duncan is that he wants solutions that work for children. And it doesn’t matter to him whether it comes — whether it’s provided by a private provider or by a not-for-profit or by district.

Amy Junker - Robert W. Baird & Co., Inc. — Analyst

Great. I’ll pass it over. Thanks.

Operator

And your next question comes from the line of Ariel Sokol with Wedbush. Please proceed.

Ariel Sokol - Wedbush Morgan Securities, Inc. — Analyst

Hi. Good morning.

Ron Packard - K12 Inc. — CEO

Good morning.

Ariel Sokol - Wedbush Morgan Securities, Inc. — Analyst

Good morning. So, a couple of questions. The first, regarding investments for the fourth quarter for marketing purposes, what’s the magnitude of the potential investments you’re making compared to the prior year? And is the assumption that the spending will be in new states or existing states?

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

I think if you look at the prior year, Ariel, we’re certainly always increasing our investments year-over-year as we try to grow more each year. So that’s definitely an increase year-over-year in dollar terms. And in terms of new states versus existing states, most of our enrollment growth for this year has been in existing states. And we probably expect to continue to see that, depending on what new states open up for this coming year.

Ariel Sokol - Wedbush Morgan Securities, Inc. — Analyst

So, is it conceivable that if you get more new states than anticipated, it’s possible that the selling and promotion costs could actually be higher? Is that the way we should be thinking about it?

Ron Packard - K12 Inc. — CEO

Well, I think it’s safe to say that the more new states we get, the higher the marketing and sales costs are. There’s no doubt about that. Generally, they usually come — they don’t come early enough so we start seeing the spending in April or May. So normally you see that happen in June, July, August.

Ariel Sokol - Wedbush Morgan Securities, Inc. — Analyst

Okay. So, just going back to the first part of the question, and maybe I should ask this a different way, as a percent. I understand that as a percent year-over-year there presumably is going to be an increase. But as a percent of revenue, is there going to be a significant increase compared to the prior year quarter for the fourth quarter? I’m just trying to reconcile, again, the guidance with the results for today.

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

I think that, again, we’ll see an increase most likely as a percentage of revenue. Again, some of it will be determined by the timing, whether that’s in the fourth quarter or the first quarter. But as we look at it for the full year, you’ll certainly see a sequential increase in Q4.

Ariel Sokol - Wedbush Morgan Securities, Inc. — Analyst

Okay. Great. Thank you.

Operator

Your next question comes from the line of Suzi Stein with Morgan Stanley. Please proceed.

Suzi Stein - Morgan Stanley — Analyst

Hi. Ron, can you go into a little more detail on what you’re seeing with state budgets and where you are in the cycle, and just maybe quantify your expectations on that for the year, if you can?

Ron Packard - K12 Inc. — CEO

Sure. I’ll do that if I can. I mean, I’m not a budget expert, but certainly they look better than they did this time last year in the following sense. I think last year, states were hit by surprise, and had completely underestimated where their revenue would be. I think when they did budgets this year, their expectations on where they are are much closer than they were last year, which I think bodes well for where we are.

We’ve experienced cuts in several states this year and, as you can tell from our results, that we’ve really done a great job on our cost structure to be able to adapt to that environment. There obviously always could be more coming this year. But at this time, there would be nothing specific that I could put my fingers on that we don’t know about and haven’t modeled in.

Suzi Stein - Morgan Stanley — Analyst

Okay. And then also in terms of your hiring, are you hiring a COO in addition to a CFO?

Ron Packard - K12 Inc. — CEO

We’ve been looking for that, also.

Suzi Stein - Morgan Stanley — Analyst

And where are you in that?

Ron Packard - K12 Inc. — CEO

We’re interviewing candidates. What I’ll say — I’ll say this. We turned over the operating responsibilities more than a year ago to other people within K12. And, as you can see from the results, not only just in the costs but also in the delivery of materials, that operating-wise, K12 is working fantastic, better than it ever has. But we’re growing rapidly. We’re expanding into new businesses. So we need to keep adding management depth.

But as far as the way we’re running operations, I’ll also say finance is running fantastic, too. So, we’re going to find great people. We’re not going to rush the search because we’re doing really well.

Suzi Stein - Morgan Stanley — Analyst

Okay. Great. Thank you.

Operator

And your next question comes from the line of Kelly Flynn with Credit Suisse. Please proceed.

Kelly Flynn - Credit Suisse — Analyst

Thanks, a couple of questions. First question is on the instructional costs. Last quarter on the conference call you got a lot of questions about that. And I thought you made it pretty clear you thought that expense line would increase sequentially, which obviously wasn’t the case. Can you explain why that situation changed so much versus what you said last quarter?

And then also, as we think about the rest of the year, I know it’s somewhat difficult to predict. Do you feel like you have a good handle on the expenses so that your guidance is somewhat realistic? Or do you feel like there’s still a shot that you end up coming in a lot better relative to what you’re telling us?

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Well, first on the outlook for the year, we’re basically — we would look at a lot of factors when considering our outlook, and felt that where we are to date, it was best to just maintain our outlook where we are in that range. And even with the range that we have, it’s a sizeable range of $27 million to $31 million on operating income. So we just felt it was best where we are today to come in there.

And we’ll manage the business as best we can for the next two quarters and deliver both on growth and profitability to, we think, position us both for this year, as well as for next year. So, that’s really the way we look at it as we come to these last two quarters.

In terms of the instructional costs and services expenses versus the last call, basically we still expect to see the increase in those expenses, Kelly, as we look at Q3 and Q4. Probably what helped us a little bit more this year — I’m sorry, the second quarter, than in prior years is, again, this increase in returns and better materials savings in this quarter.

And so everything is the same. We’re really expecting that to help us more in the second quarter than it would otherwise in the third and fourth quarter. So, overall we’re confident in where we are right now halfway through the year. And we look forward to managing the business to deliver on our guidance for the second half of the year.

Kelly Flynn - Credit Suisse — Analyst

Okay. Great. And then a second question. Can you just go back to what you said about the restricted funds and what’s going on there? It seems like a complicated issue. If you could explain it in more detail, that would be great.

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

So, basically schools receive different sorts of funding, different sorts of funding streams. And typically the base funding for these schools are general education funds, and those can be used for any school purpose. Restricted funds are those that are tied to specific initiatives, and basically cannot be used for general purposes. So, for example, one example of a restricted fund would be special education dollars. And so those are going to go to specific services to access those funds.

And so when we look at this second half of the year, and we certainly have some of these also in the first half of the year, there’s an increasing proportion of those restricted funds. And so what that does is it increases the expenses relative to revenue and total when you look at our instructional costs. And so you’d expect to see a pick-up in instructional costs for the second half of the year compared to basically the first half of the year, and also compared to last year.

Kelly Flynn - Credit Suisse — Analyst

Okay. I’ll follow up in more detail offline on that. Thank you very much.

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Great. Thank you.

Operator

Your next question comes from the line of Sara Gubins with Bank of America Merrill Lynch. Please proceed.

Sara Gubins - Bank of America/Merrill Lynch — Analyst

Hi. Thanks. Good morning. I just wanted to follow up on the last discussion about the restricted funds. So, if I understand this correctly, is this essentially much lower margin revenue? And how do you control going forward that an increasing proportion of your revenue is not coming from these funds, if that’s the case?

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Well, certainly the restricted funds is basically almost zero margin revenue. And what we do is we manage the whole revenue stream coming into the school. So we look at all of the funds that are available, and really try and maximize the school offering based on those funds. And so that’s why we think we have a lot of different levers to pull to balance both the quality of the education and our ability to deliver results. So, we’ll take those restricted funds when it makes sense for us to provide the academic services to the students.

Ron Packard - K12 Inc. — CEO

And we don’t expect them to grow disproportionate to revenue in way, shape, or form.

Sara Gubins - Bank of America/Merrill Lynch — Analyst

You mean on the — well, I guess they are in the second half, but do you mean on a longer-term basis?

Ron Packard - K12 Inc. — CEO

I mean on a longer-term year-over-year basis.

Sara Gubins - Bank of America/Merrill Lynch — Analyst

Okay. But do you think as we think about to the first half of next year that this could be an issue at that point, as well?

Ron Packard - K12 Inc. — CEO

I think what you’d see is you’d normally see a disproportionate amount of those funds being used in the second half of the year as opposed to the first half of the year.

Sara Gubins - Bank of America/Merrill Lynch — Analyst

Oh. So, it’s more of a timing kind of a thing?

Ron Packard - K12 Inc. — CEO

I think yes.

Sara Gubins - Bank of America/Merrill Lynch — Analyst

Okay. Also, could you talk about student retention trends? I know it’s a little bit tough to know how that will look throughout the year. But it looks like it was down a bit versus last year just when I look at the sequential pattern of enrollment. And so I’m wondering how that’s trending, and what you might expect for the rest of the year.

Ron Packard - K12 Inc. — CEO

I think generally year-over-year we see retention within 100 basis points of what it was the previous year. So, we’re not seeing huge changes in it. It tends to be a little more in high school than it is in K through 8. But some of that just has to do with the nature of the enrollment. So, I don’t think there’s a huge difference. A lot of that depends on when states come on more than it is on changes in retention.

Sara Gubins - Bank of America/Merrill Lynch — Analyst

Okay. And so as we think out to the second half of the year, is it appropriate for us to use the seasonal pattern from last year? Or is there any reason that this year might be different?

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Yes. I think the last year’s trend is probably pretty indicative of this year’s trend where we’ll see some sequential increases in enrollment for the third quarter, and then a decline in the fourth quarter because we really don’t take any new students in for the current year in the fourth quarter.

Sara Gubins - Bank of America/Merrill Lynch — Analyst

Okay. The tax rate, Keith, should we just use the more normalized tax rate that we’ve seen, so 43.5% or so, for the rest of the — for the second half of the year?

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

That tax rate of 43% to 44% is really the more normative rate for the full year, excluding the tax credits. And so one of the tricky things about taxes is those rates are really set on an annual basis. So the quarter is depending on if whether you have — what level of income you have, it’s going to vary in the quarter. But on a full-year basis, it would target to that 43% to 44%.

Sara Gubins - Bank of America/Merrill Lynch — Analyst

Okay. Great. And then last question. You mentioned interest in incremental acquisitions. Could you give us some color about what kinds of businesses you’re interested in? And I guess I’m particularly wondering are you talking about additional virtual schools? Or are these more add-on or supplemental businesses?

Ron Packard - K12 Inc. — CEO

Both. Both. I mean, I think there are opportunities to acquire smaller virtual schools that are presenting themselves, and that’s one possibility. But also we’re starting to sell more and more of our courses and products into school districts. So companies or acquisitions that have good products that’s in that channel and maybe a small, good sales force are interesting to us.

Sara Gubins - Bank of America/Merrill Lynch — Analyst

Okay. Thanks very much.

Ron Packard - K12 Inc. — CEO

Thank you.

Operator

Your next question comes from the line of Jeff Silber with BMO Capital Markets. Please proceed.

Jeff Silber - BMO Capital Markets — Analyst

Thanks so much. I just wanted to go back to some of the earlier comments about state budgets. And, again, I know you guys aren’t an expert. But last year at this time, you were getting some indication that states were going to be cutting funding per student in the back half of fiscal year ‘09. Are you getting any similar indications that might impact the back half of fiscal year 2010?

Ron Packard - K12 Inc. — CEO

I mean, Jeff, I can tell you this, not nearly like we were anticipating last year. We’re not hearing even anywhere near the number of places or the same magnitude. And, again, most of what we know or think was highly likely we modeled in. There always could be more. But it seems like because they knew they were in budget issues when they made their budget, the likelihood of being large discrepancies in revenue from where they thought they were going to be is much, much less than it was a year ago.

Jeff Silber - BMO Capital Markets — Analyst

Okay. Great. That’s helpful. I appreciate it. I’m going to back to this restricted grant issue. Again, it’s just another nuance that’s a little bit new this quarter. Can you somehow quantify maybe either historically or what you expect for the second half of the year as a percentage of revenues with what these restricted grants have been or will be?

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

I think, Jeff, that’s really hard to because, again, we’ll look at this — we look at the funds in aggregate as they’re coming into the school. And, again, that’s the basis for our revenue guidance for the year. And so I think maybe the best way to think about that is when you combine that with the guidance on our instructional costs, those two indicators really reflect our best estimate of what that’s going to be for inclusive in the second half of the year.

Jeff Silber - BMO Capital Markets — Analyst

How about what it was in the first half of the year or last year? I’m not asking for guidance, just history.

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Well, it was less last year. It was certainly less last year than this year. We’re getting access to more grants this year.

Jeff Silber - BMO Capital Markets — Analyst

All right. I’ll follow up offline. And let me just go back to another issue on the cost side. You mentioned some of the benefits of the improved fulfillment in the first half of the year. Is it possible to quantify that on your instructional cost line had you not gotten those benefits relative to last year what it would have been?

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Well, the improvement from the materials fulfillment was significant. We had basically $8 million to $10 million of savings this year versus last year from fulfillment, both from reduced freight, lower costs because we shipped out fewer kits per student, and also had greater returns. So, those were —

Ron Packard - K12 Inc. — CEO

And lower costs on the purchase of the materials. So, we got it everywhere. I mean, again, our Operations Team in the past 12 months has done a stellar job on this.

Jeff Silber - BMO Capital Markets — Analyst

Okay. Just — I’m sorry. $8 million to $10 million in the first half, you said?

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

That’s right.

Jeff Silber - BMO Capital Markets — Analyst

Okay. Great. All right. That’s very helpful. Thanks so much.

Operator

And your next question comes from the line of Klaus Von Stutterheim with Deutsche Bank. Please proceed.

Klaus Von Stutterheim - Deutsche Bank — Analyst

Just a quick question. If I heard you right, when you develop the new courses you amortize the costs. Over what period of time do you write it off?

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

We amortize those courses over five years.

Klaus Von Stutterheim - Deutsche Bank — Analyst

Okay. Thanks.

Operator

(Operator Instructions). Your next question comes from the line of Peter Heise with RedChip. Please proceed.

Peter Heise - RedChip Research — Analyst

Hi, guys.

Ron Packard - K12 Inc. — CEO

Hi, Peter.

Peter Heise - RedChip Research — Analyst

I was wondering if the higher unemployment rate actually helps your business.

Ron Packard - K12 Inc. — CEO

You know, I’m not sure we know the answer to that. We’ve actually tried looking into that. There are factors on both sides of it. I mean, on one hand you have mothers who might be more likely to stay doing this with their child who have to go back to work. But, on the other hand, you have a larger number of people in the home by definition who have more time to do this.

So, we’re not exactly sure where it effects it. We don’t think it’s a massively large effect either way. There’s also children who come in — we know that there are children who come in from private schools where the tuition — they no longer want to pay the tuition, and our schools become a great option. So, there’s a lot of effects. And it’s hard to isolate it. But we’re not really sure, to be quite honest with you. There’s factors both ways.

Peter Heise - RedChip Research — Analyst

Okay. And were you guys — did you say — were you able to increase the margins on high school enrollments? I know they’re lower, but —

Ron Packard - K12 Inc. — CEO

Yes. The high school margins are continually increasing. I mean, it’s a matter of scale. Because you have to have — you have specialized subject teachers. It just takes a lot of kids to get up to scale. So, every year the margins are increasing on high school. Largely, we’re able to reduce material costs in high school. And we’re able to greater take advantage of the scale so we have more efficient labor utilization.

Peter Heise - RedChip Research — Analyst

Okay. Great. Thanks, guys.

Ron Packard - K12 Inc. — CEO

Thank you.

Operator

Your next question comes from the line of James Maher with ThinkEquity. Please proceed.

James Maher - ThinkEquity LLC — Analyst

Good morning, guys.

Keith Haas - K12 Inc. — SVP — Finance & Investor Relations

Good morning.

Ron Packard - K12 Inc. — CEO

Good morning, James.

James Maher - ThinkEquity LLC — Analyst

A question for you on your marketing mix and your spending. I know you had previously spoken about how you were moving more of your spending to online. Are you continuing to do that? Do you think you can give us some color on your response rate and what kind of pricing you’re seeing in that?

Ron Packard - K12 Inc. — CEO

I will say I’m not sure we’re moving that much more in how our mix is changing towards online. I think it will actually be relatively consistent this year versus last with a few tweaks based on what we saw last year. The pricing in the online marketing and research has not dropped much at all. It hasn’t gone up much, either. It’s been relatively consistent. And things like banner ads, we saw a significant decrease in price over the last year. Whether that — I don’t know where it is today. But we definitely saw that drop.

James Maher - ThinkEquity LLC — Analyst

Okay. And then maybe a quantifying question on high school. I think we talked last year about how you were trying to get your high school enrollment to be a little more synchronized with traditional brick and mortar schools. And so you were accepting students in Q2. But some were starting in Q3. Is that still the case this year? And should we be looking for the high school population to be boosted a little bit more because of that?

Ron Packard - K12 Inc. — CEO

I think you see a bigger boost in the high school population in January than you would — in Q3 than you would in Q2. There’s no doubt about that. But that would also be true of most of our enrollment.

James Maher - ThinkEquity LLC — Analyst

Okay. And, lastly, if you could just give us a reminder, please, on the states that have caps, and if you’ve seen any shifts or any favorable changes with Race to the Top or other reasons in terms of what — either an expansion or preferably an elimination of those caps?

Ron Packard - K12 Inc. — CEO

Well, I think obviously we’re working on the ones where we have significant limitations due to caps. But I think it’s a little too early to comment on the prospects for that. We will probably have more light on that next quarter and the quarter after.

James Maher - ThinkEquity LLC — Analyst

Okay. Thank you very much.

Ron Packard - K12 Inc. — CEO

Thank you. That concludes our questions. I want to remind everybody that we have several upcoming conferences. We have the Deutsche Bank Conference on Monday, February 8, in Naples; Credit Suisse Conference in Phoenix on February 22; the Baird Conference on February 25 in Boston, Massachusetts; and for a save the date, we’ll be taking investors to see our school in Chicago and planning an open house on April 13 in Chicago. We look forward to seeing many of you there. Thanks again.

Operator

Thank you for joining today’s conference. That concludes the presentation. You may now disconnect. And have a great day.

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